UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant  X

Filed by a Party other than the Registrant  __

Check the appropriate box:

__Preliminary Proxy Statement

__Confidential, for Use of the Commission Only (as permitted by Rule
  14a-6(e)(2))

__Definitive Proxy Statement

X Definitive Additional Materials

__Soliciting Material Pursuant to e240.14a-11(c) or e240.14a-12

                   Balcor/Colonial Storage Income Fund - 86
               (Name of Registrant as Specified In Its Charter)

                                     Same

    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of filing fee (Check the appropriate box):

__$125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
  Item 22(a)(2) of Schedule 14A.

__$500 per each party to the controversy pursuant to Exchange Act Rule
  14a-6(i)(3).

X Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  1)Title of each class of securities to which transaction applies:
  Limited Partnership Interests ("Units")

  2)Aggregate number of securities to which transaction applies: 256,904 Units

  3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): $261.19.(1)

  4)Proposed maximum aggregate value of transaction:  $67,100,000

  5)Fee paid:  $13,420(2)

    1 Determined by dividing the aggregate consideration of $67,100,000 to be received by the Registrant upon disposition of all of its assets, by the number of Units set forth in 2 above.

    2 Pursuant to Rule 0-11c(2), the filing fee was calculated based on 1/50th of 1% of $67,100,000.

X   Fee paid previously with preliminary materials.

X Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  1)Amount Previously Paid: $13,420


  2)Form, Schedule or Registration Statement No.:  SCHEDULE 14A


  3)Filing Party: Balcor/Colonial Storage Income Fund - 86


  4)Date Filed:  May 14, 1996

                    BALCOR/COLONIAL STORAGE INCOME FUND-86

Dear Investor:

     Your Partnership has agreed to sell all of its properties to Storage Trust Properties for $67.1 million. If the sale to Storage Trust is consummated, your Partnership will distribute to you at least $254/Unit within 30 days after the sale is closed, which could be as early as May 22, 1996. But we need your help. The sale to Storage Trust requires that investors holding a majority of the outstanding Units approve the transaction.

     We previously advised you of an unsolicited offer for the properties from U-Haul and also reported that Storage Trust was considering increasing its offer to purchase the properties. We have now been advised by U-Haul that it is withdrawing its offer to the Partnership and we are advised by Storage Trust that it is has not yet made a decision whether to increase its offer; accordingly we are continuing to solicit consents to sell the Partnership properties to Storage Trust for $67.1 million. If Storage Trust subsequently increases its offer (or U-Haul affirms a higher offer), we will advise you.

     Public Storage is urging you to reject the proposed sale to Storage Trust and to tender your Units to it at a price of $260/Unit. However, the Public Storage offer is for only approximately 39% of the outstanding Units. If Public Storage is successful in blocking the sale to Storage Trust, YOU WILL FACE THE FOLLOWING RISKS:

     If the Public Storage offer is oversubscribed, you could be left holding interests in the Partnership. In that event, as Public Storage acknowledges, "THERE CAN BE NO ASSURANCE THAT ANY FUTURE LIQUIDATION WOULD RESULT IN A LIQUIDATING DISTRIBUTION IN AN AMOUNT EXCEEDING THAT IN THE PROPOSED SALE."

     While Public Storage speculates that it will be able to improve the performance of the properties and thereby increase your quarterly distributions of Net Cash Receipts, there is, of course, no assurance of that fact, nor is there any assurance that performance will not deteriorate.

     On the one hand Public Storage offers the prospect of continued Net Cash Receipts into the distant future, at present or even higher levels; but in the next breath Public Storage indicates that if it is successful, it will seek to have the Partnership liquidated within 18 months. On this point at least, Public Storage's expressed intentions are inconsistent and somewhat confusing.

     If the sale to Storage Trust is rejected, Public Storage may be in a position to influence or block a sale to any potential suitor except Public Storage.

     Public Storage was given the opportunity to bid on the Partnership's properties and it declined. If Public Storage truly believes that all of the Partnership assets are worth more than $254 per Unit, why didn't Public Storage participate in the bidding?

     If Public Storage is successful in its tender, it may seek liquidation in 18 months. The amount you would receive for the balance of your units would be dependent not only on the performance of the properties but on various economic factors beyond anyone's control. For example, your general partners believe that if interest rates were to increase materially from present levels, the value of the properties to a third party purchaser is likely to diminish significantly. This could result in the remainder of your units being liquidated for a price far below $260 per unit.

     In summary, your choice is between taking a minimum of $254 a Unit for all of your Units now; or only being assured of selling a portion of your Units now for $260 each, and taking the risk that the remainder of your Units may depreciate in value. Public Storage has not explained what its intentions are for the Partnership, and what, if anything, it will do to insulate you from that risk. Accordingly, as your general partners,

         WE URGE YOU TO VOTE FOR THE SALE TO STORAGE TRUST.

For your convenience, we have enclosed a consent card which was originally provided in the materials mailed to you on April 29. We urge you to complete the consent card and mail it in the envelope provided as soon as possible. If you would prefer to fax your vote to us, please complete the enclosed consent card and fax both sides of this card to (810) 614-4536.

        ACT NOW - VOTES WILL BE COUNTED ON OR ABOUT MAY 17TH

      Unitholders are invited to call toll free at any time for
                             assistance.

                     Please call 1-800-422-5267

     WE BELIEVE THE TIME TO SELL IS NOW! If the sale to Storage Trust is approved, you will receive a minimum of $254 PER UNIT FOR ALL OF YOUR UNITS.


             PLEASE MAIL OR FAX YOUR CONSENT FORM TODAY
                   TO BE SURE YOUR VOTE IS COUNTED.

                    For assistance, please call:
                           1-800-422-5267